Key Messages

HEADLINE:

Alcan's Board Recommends Shareholders Reject Alcoa Offer

    Alcan's Board of Directors and management are committed to acting in the best interests of shareholders

§         Alcan has a proven history of value creation and clear and successful strategy and plan for future value creation

§         The Board is continuously evaluating all options in the interest of shareholder value

    Alcoa's offer is inadequate in multiple respects, is clearly contrary to the best interests of Alcan shareholders, is highly conditional and should be rejected

§         At no time over the past two years has Alcoa presented a compelling offer - either in terms of economics, structure or conditionality - that was in the best interests of shareholders

    The two companies have a fundamentally different approaches and track records in creating shareholder value

§         Alcan has shown superior performance from an operating and share price perspective

    With world-leading assets and technology, an excellent operating record, strong projected cash flows and an exceptionally attractive pipeline of growth opportunities, there are many options available to Alcan

    The Board's confidence in the future of Alcan is reinforced by the strong corporate culture that binds Alcan's people together - a culture in which the principles of environment, health, safety and sustainability coexist with a commitment to superior financial performance.

    Alcoa's version of history misconstrues its interactions with Alcan

§         Disagreement on value, structure, conditions and risks

§         Alcoa did not produce a clear solution to, or appropriate appreciation of, the potential regulatory risks related to a combination

    Alcan employees remain intently focused on doing their jobs and serving customers

§         Management is actively supporting the workforce

§         It's business as usual at the day-to-day operations of Alcan